EXHIBIT 99.1

FINAL TRANSCRIPT

Conference Call Transcript

INPC - Q1 2007 InPhonic, Inc. Earnings Conference Call

Event Date/Time: Jun. 01. 2007 / 9:00AM ET

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FINAL TRANSCRIPT

Jun. 01. 2007 / 9:00AM ET, INPC - Q1 2007 InPhonic, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Gary Tiedemann

InPhonic—VP—IR

David Steinberg

InPhonic—Chairman and CEO

Greg Cole

InPhonic—SVP—Corporate Treasurer

Andy Zeinfeld

InPhonic—President

CONFERENCE CALL PARTICIPANTS

Jeetil Patel

Deutsche Bank Securities—Analyst

Steve Mather

SMH Capital—Analyst

Sameet Sinha

Kaufman Brothers—Analyst

Bob Lee

Sidoti & Co.—Analyst

George Grose

American Capital—Analyst

PRESENTATION

Operator

Good day, everyone, and welcome to today’s InPhonic’s 2006 financial review conference call. Today’s call is being recorded. At this time, all participants have been placed in a listen-only mode. The floor will be open to your questions following the presentation.

It is now my pleasure to turn the conference over to the Vice President of Investor Relations, Mr. [Gary Peterman]. Please go ahead, Sir.

Gary Tiedemann - InPhonic - VP - IR

Thank you and good morning, everyone. This is Gary Peterman, Vice President of Investor Relations. On the call with me today are InPhonic executives David Steinberg, Andy Zeinfeld and Greg Cole.

Before we begin, I would like to remind you that matters discussed in this call may contain forward-looking statements that involve risks and uncertainties concerning InPhonic’s expected performance, as well as InPhonic’s strategic and operational plans. Actual results may differ materially from projected results and reported historical results should not be considered as an indication of future performance.

The potential risks and uncertainties include, among others, fluctuation of our financial results that could result in volatility of our stock price; decreases in subscriber growth rates; acceptance of new products and services; and risks related to the integration of recent acquisitions.

All information discussed on this call is as of today June 1, 2007, and InPhonic undertakes no duty to update this information. Other factors that could affect the Company’s business and financial results are discussed in the Risk Factor section of the Company’s annual report on Form 10-K for the year ended December 31, 2006, which is now on file with the SEC.

In this call we will also discuss some non-GAAP financial measures including adjusted EBITDA and adjusted earnings per share.

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FINAL TRANSCRIPT

Jun. 01. 2007 / 9:00AM ET, INPC - Q1 2007 InPhonic, Inc. Earnings Conference Call

On our call today, we will begin with David providing a brief update and explanation of recent events and detail an immediate plan of action to refocus and reenergize the Company’s drive to profitability and free cash flow. Greg will then provide a brief overview of the 2006 financial results. Andy will conclude the prepared remarks with a forward-looking operational discussion of the Company. The call will end with the question-and-answer session.

Now I would like to turn the call over to David Steinberg.

David Steinberg - InPhonic - Chairman and CEO

Thank you, Gary.

I would like to begin by apologizing to our shareholders, employees and other stakeholders for our delayed and amended financial filings. We take these matters very seriously and have begun immediate actions to ensure that InPhonic is a stronger company going forward so that this experience is not repeated.

During the call today I will review findings from our review of our internal financial controls; detail the collective actions we are implementing to ensure that this does not happen occur again; and update our 2007 financial guidance.

I would ask everyone to read the 10-K which was filed earlier for all of the details regarding the restatement amounts and the other related issues or disclosures. Just a note. We plan to file our first quarter 2007 10-Q within the next couple of weeks.

Over the last several months, we have conducted an extensive Companywide accounting review in partnership with our external auditors and the Audit Committee of our Board of Directors. The Audit Committee which retained outside counsel [Wilmer Hale] and outside financial experts PriceWaterhouseCoopers also conducted a separate review of our accounting practices and concluded no fraud or intentional misconduct by InPhonic or any of InPhonic’s employees.

The reviews revealed several material weaknesses in our business and led to a significant restatement of our financial results for 2006.

No restatement for 2005 or prior years will be necessary. Greg will provide a review of these matters later on the call. It is important to note, however, that these adjustments will not have a significant impact on the calculations of adjusted EBITDA for the 2006 period because of the non-cash and non-recurring nature of these charges.

For 2007 we will not include, in the calculation of adjusted EBITDA, the impact from the collections of receivables that had been placed on a cash basis of accounting. We will however detail these collections to you in a reconciliation of adjusted EBITDA for 2007 so that you will maintain full visibility into these collections activities.

Now I would like to spend a few moments discussing some of the key findings, the review process as they related to our back office processes and timely collection of our carryover receivables.

It has become clear through this effort that certain back office processes have not appropriately scaled with the rapid transaction growth of our business. Not having the correct processes in place, combined with the appropriate staffing levels, has resulted in unnecessary delays in the proper collection of our receivables from our carrier partners. As part of the review process of the last couple of months we evaluated our ability to collect these specific carrier receivables.

In some cases we had direct experience in the collection of other similar receivables that assisted us in the evaluation. In other cases we did not. In those cases we did not have specific collection experience. We made the decision in cooperation with our auditors to increase the reserve against those receivables, effectively placing them on a cash basis of accounting.

We will continue to make every effort to collect those receivables in 2007 going forward and record them as revenue when the cash is received. To be clear once again, we will exclude these amounts from our calculation of adjusted EBITDA for 2007.

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Jun. 01. 2007 / 9:00AM ET, INPC - Q1 2007 InPhonic, Inc. Earnings Conference Call

Routine and regular communications with our carrier partners accompanied by well-documented support analysis is absolutely necessary to discuss both dispute and collection of what we have earned in a timely and efficient manner. We carry the burden of ensuring that we are paid for every dollar that we have earned from our carrier partners and will do a better job of doing so in the future.

To put the business in perspective, for the first four years of this business life, we operated the Company with a strong focus on growth. For the last two years as a newly public company we focused on generating positive EBITDA. Going forward, we will be completely focused on generating positive cash flow and EBITDA.

In conjunction with the new Company focus, I would like to discuss a three-step plan meant to address and correct our immediate issues, while at the same time putting us in a position to better manage our business for profitability and cash flow.

First I am very happy to announce at this time that Andy Zeinfeld will be assuming the position of President of InPhonic Inc., effective immediately. In this position Andy will be responsible for directly overseeing the day-to-day management of our wireless sales, marketing, B&C satellite and broadband, MVNE, inventory supply chain, human resources, and carrier OEM relationship and carrier reconciliations and collection.

Andy joined InPhonic just over one year ago as President of e-commerce and has become a critical addition to the Company and added tremendous value to our business through his deep working knowledge of the industry.

Larry Winkler has resigned and will no longer be serving as our Chief Financial Officer. However in order to assist with the transition and enable us to tap into his deep institutional knowledge, I have asked him to continue to provide assistance and expertise to the Company via temporary consulting agreement. Larry has made significant contributions to the success of the business and played a key role in our transition from a private to a public company. He will be missed deeply and we wish him the best of luck in whatever new endeavor he chooses.

Finally, Brian Curran, our current Chief Operating Officer, will be assuming even greater levels of operational responsibility. Bryan will continue to report directly in to me and we will focus on credit activations, customer service, IT and fulfillment.

No. 2. As indicated in our 8-K filing on April 2, we are in the process of significantly reorganizing the Accounting and Finance groups in order to greatly improve the efficiency and accuracy of our internal processes. While there is significant urgency associated with this reorganization process, we are focused on making the right changes for the Company and its shareholders.

The Company has commenced to search for a new chief financial officer. George Moranis, our current Senior Vice President of Financial Reporting and Analysis, will assume the position of Chief Accounting Officer. George will be directly responsible for overseeing all of InPhonic’s accounting and reporting processes and the associated employees. George is a seasoned professional with experience at the Securities and Exchange Commission as well as experience as a senior level financial accounting executive at several public companies.

In addition, Greg Cole — our current Senior Vice President Corporate Treasurer — will be assuming certain financial responsibilities following the filing of our first quarter 2007 10-Q. Both Greg and George will report directly to me until a new CFO has been hired.

At this time we have already hired five new persons, all of whom have prior carrier experience, to assist and improve our carrier and consumer collection efforts. These new additions will assist us in the timely and accurate analysis of carrier commission receivables, and improve our ability track and collect (technical difficulties).

Third, I have created a team composed of senior operations, finance personnel to expediate our move to generating free cash flow. We have begun to immediately reduce our monthly cash spend by focusing on activities that drive profitable growth.

I am pleased to say we have already implemented changes that will produce approximately $2 million a month in cash savings. These cuts represent improvements in our efficiency and not reductions in our capacity to manage the growth of the business. We cut fat, not muscle.

These cash savings came primarily from spending reductions in CapEx, sales and marketing, and G&A as well as a recently completed reduction of approximately 10% of the InPhonic workforce.

We deeply appreciate the past contributions of these individuals but felt the decision was necessary to improve the overall efficiency and productivity of the business. We will continue to make efforts to further increase the monthly savings rate over the next six to 12 months by refining our operations and continuing to reduce expenses where appropriate.

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Jun. 01. 2007 / 9:00AM ET, INPC - Q1 2007 InPhonic, Inc. Earnings Conference Call

All of these expense reductions were undertaken after a serious analysis of our business and intended to better match our resources with the goal of achieving sustainable positive cash flow. These expense reductions should positively affect our net loss, EBITDA and cash flow in the second half of 2007.

Moving now to guidance, we are modifying our 2007 annual financial guidance to reflect the change in accounting for certain menu items with carriers that are being moved to a cash basis versus the previous accrual basis. This will result in pushing some of our expected 2007 revenue into 2008. Conversely, we do expect to see some of the benefit of the ‘06 activities in ‘07 in our net income.

However, as previously mentioned, we will exclude those benefits from our adjusted EBITDA calculation and provide a full reconciliation. We are expecting significant non-recurring charges in the first and second quarter of 2007, related to the delayed filing and accounting review as well as non-recurring charges related to the restructuring of the Company to focus on profitability and cash flow.

These charges will fully impact net loss but not EBITDA. Our revised full-year guidance is as follows.

Revenue will be between $460 million and $480 million adjusted EBITDA will be between $26 million and $30 million and adjusted EPS will be between $0.04 and $0.15. We believe we are on course for a million residual subscribers mid this year. The number also includes estimated customers from our recently announced fifth residual carrier.

The residual revenue subscribers come from our wireless, MVNO, MVNE customers as well as our satellite television business. The ARPU on these subscribers ranges between $1.00 per satellite and as high as $3.00 for some of our wireless partners. The average ARPU across these deals may ultimately trend slightly lower, as the wireless industry activates a higher percentage of family plan customers which involves two customers sharing one ARPU.

As of now the weighted churn rate across our entire wireless and other businesses is below 2%.

At this time, I will hand the call over to Greg Cole. Greg?

Greg Cole - InPhonic - SVP - Corporate Treasurer

Thank you, David.

I will begin today with a quick overview of the results of the accounting review and then provide a summary of the restated financials. As a result of the recently completed accounting review, we have identified the following material weaknesses.

Weaknesses at both the entity and transactional level related to appropriate levels of staffing and communication between groups. These have led to other weaknesses in our carrier commissions and revenue reconciliation areas. And finally weaknesses in our consumer revenue area related to product rebates and EDPs.

We have made the following restatements to our previously disclosed 2006 financial results. Our carrier accounts receivable and reserves have adjusted our net accounts receivable and revenue lower by $34.8 million. This primarily reflects the movement to a cash basis of accounting from an accrual basis for certain revenue items.

We will continue to pursue aggressive collection efforts and expect meaningful success here.

Consumer receivables related to equipment discount provisions have also been reduced by $2.6 million. (technical difficulties) expenses related to (technical difficulties) rebate settlement and consumer credit and payments have been increased by $4.9 million. And finally other revenue and expense adjustments totaling $3.9 million.

Complete details of both the material weaknesses and restatement items have been included in our 2006 Form 10-K.

Considering these accounting adjustments, the following is a brief summary of the financial results for the fourth quarter and full-year 2006. Total revenue for the quarter, fourth quarter that is, was $95.4 million compared to $85.2 million for the fourth quarter of 2005. Total revenue for the full-year 2006 was $369.6 million compared to $320.5 million for the full-year 2005.

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Jun. 01. 2007 / 9:00AM ET, INPC - Q1 2007 InPhonic, Inc. Earnings Conference Call

The adjustment to revenue was primarily due to the change in accounting for certain accounts receivable from an accrual basis to a cash basis. And again, unfortunately, these comparisons are truly not apples-to-apples comparisons.

Net loss from operations for the fourth quarter was $34.3 million compared to a net loss of $24.6 million for the fourth quarter of 2005. Net loss from operations for the full year was $63.7 million compared to a loss of $38.2 million for the full year 2005. Cash flow from operations for the full year and the cash ending balance remained unchanged at negative $[16] million and $90 million respectively. None of the accounting adjustments affected our cash balance.

As David discussed earlier, as of June 1, we will have implemented changes that will produce approximately $2 million per month in cash expense reductions. Based on the typical 60 to 90 days of payables experienced, the cash savings will become very noticeable in our statement of cash flows in the third and fourth quarters of this year.

We expect to achieve positive operating results — excuse me — positive operating cash flows in the third quarter and expect to achieve sustainable cash flows in ‘08. In the first quarter of 2007 we did use significant cash to pay down liabilities and to repurchase stock. Our total stock repurchases to date are in excess of $14 million.

Over the next several months, we will continue to explore additional opportunities to implement cash savings that will positively impact operating cash flow and profitability. This effort is a real positive for InPhonic and I am personally very excited by the opportunity to unlock the potential of the InPhonic business model.

I would like to turn the call now over to Andy.

Andy Zeinfeld - InPhonic - President

Thank you, Greg.

I would like to begin by echoing David’s sentiments regarding the delayed filings. I know we can do a better job going forward and I consider this my number one priority.

Before I discuss my and Brian Curran’s passed and current efforts to improve the operational efficiency of our business, I think it is important to provide a quick reminder of my background so everybody can understand where I’m coming from and what my professional perspective is on InPhonic and the wireless industry.

Prior to joining InPhonic in April of 2006, I spent 28 years working at RadioShack, most recently as RadioShack’s Chief Retail Services Officer. My primary responsibilities in that position focused on building and growing one of the largest wireless communication service distribution programs in the United States, and developing strong and productive relationships with the wireless carriers and handset manufacturers. I have spent my professional career building and executing retail strategies and that is what I plan to continue to do here at InPhonic.

In my first year here at InPhonic, we have been successful in building and enhancing deeper and more meaningful relationships with all of our major wireless carriers. This has assisted us in transitioning our core wireless activation business to a more predictive residual revenue stream — building a strong high margin wireless accessories business, improving the inventory management and procurement of handsets, allowing for a greater number of inventory turns and improved gross margins, focusing our sales and marketing dollars in time on the most profitable distribution channels. This has meant instilling a focus on profitability within our sales team in bringing in a new president of our satellite and broadband addition, Lou Provost.

Lou comes to us after many years running one of the largest satellite television retail operations in the country. Lou is here to deliver improved operational focus and expertise to that business. I am personally proud of these Company achievements and over the next year at InPhonic I plan on being able to tell you about our successes in the following areas.

Improving operating cash flow by implementing a more efficient carrier receivable reconciliation and collection process. Increasing customer conversion rates by better messaging the value of our core consumer brand, Wirefly. We offer wireless shoppers a significant value and are delivering a tremendous service by saving them time and money, while providing a one-stop shopping environment featuring an unmatched selection of wireless service and products.

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FINAL TRANSCRIPT

Jun. 01. 2007 / 9:00AM ET, INPC - Q1 2007 InPhonic, Inc. Earnings Conference Call

We must create new marketing messages to drive consumer awareness of our service and products and better use of flexibility of our online marketing platform to create and deploye target offers designed to cut through the clutter of more generic Internet marketing.

Strengthening the per unit economics of our subscriber acquisition businesses by focusing our attention on distribution channels that offer a positive return on investment and profitable high-quality subscribers; continue increasing our high margin excess tree and devise detection sales. We have done a good job over the last year in growing this business, but there is still room for great improvement.

And to recruit and retain great industry talent and successfully integrating that talent with the entrepreneur business environment of InPhonic.

InPhonic is at the center of a unique opportunity and is ideally positioned in the wireless distribution business. We are the largest independent player in the growing online wireless activation market, while striving to be among the most efficient wireless distribution partner, online or offline. We offer our wireless carriers a significant value through the acquisition of low-cost, profitable subscribers and have become a critical and necessary partner to those wireless carriers.

To the wireless consumers, we offer a targeted and efficient shopping experience that cannot easily be duplicated by any retailer. We are a wireless consumer’s best friend and are doing them a great service by providing a better shopping experience. Our objective over the coming months is to build on this significant and powerful position in the marketplace, while increasing the discipline and focus of the organization to deliver improved contribution margins, lower operating expenses, and sustainable positive operating cash flow.

As David indicated earlier, we have already begun to see a significant evaluation of our business that includes changes in the roles and responsibilities of many of our senior management team; restructuring the accounting and finance groups to better serve the needs of the Company; augmenting our carrier revenue and assurance and commission reconciliation teams; and most importantly, focusing on profitability by better managing expenses and improving the efficiency of our wireless activation business.

As a company, we must focus on maximizing every dollar spent while working equally as hard to realize every dollar we have earned. Without this mindset we can’t take the next step in the business and earni back the trust and confidence of the investment community.

I look forward to being able to give you positive updates in future calls. I am a firm believer in the potential of our business model. The power of the compounding residual revenue model and its predictable high margin revenue stream — combined with the actions we are taking now — will accelerate our cash flows and move the business closer to sustainable and profitable growth.

As you know, InPhonic has always achieved robust topline revenue growth while clearly demonstrating the fast-growing dynamic nature of our business. However David, Brian and I are now aligned on managing our growth with a clear focus on cash flow and profitability.

With that, our prepared remarks are concluded and at this time we will move to Q&A. Operator, please begin with the Q&A.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS).

Jeetil Patel from Deutsche Bank Securities.

Jeetil Patel —Deutsche Bank Securities—Analyst

First of all, can you talk about how many more people do you need to bring in to accommodate the financial and operating infrastructure that you have today? You added five people in Finance. How many more do you need to add to be compliant and have the right number of folks in?

And a question for Andy. Where do you think you stand in the collections process today as you take on that additional responsibility? I guess, how long will it take you to actually have the right processes in place and people in place to actually collect faster? And I have a quick follow-up.

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Jun. 01. 2007 / 9:00AM ET, INPC - Q1 2007 InPhonic, Inc. Earnings Conference Call

David Steinberg —InPhonic—Chairman and CEO

Sure. I will take the first part of that. The number of people I think we need to successfully remediate some of the things that we want to fix here, I think another five persons would be appropriate. We have already hired five and we really hired some top-quality talent from the existing wireless carriers.

These people come with years of experience doing reconciliation work, and in some cases actually billing some of the systems that are used to generate the bills. So that kind of experience is just something we really are glad to have. I think that will go a long way. So I think another five persons would be appropriate and then a little bit of reallocation of some of the other folks that we have will do us just fine.

Andy Zeinfeld —InPhonic—President

And for the other part of your question, I can tell you the data and the information that has been put together already since these new individuals have started with the company is a substantial improvement over what we had been providing and we have already given the information to the carriers. So we are well underway of making up for where we had been.

Jeetil Patel —Deutsche Bank Securities—Analyst

Andy, just a couple of follow-ups, but where do you think you will have the immediate impact in the business? Do you think it’s more on the collection side? Is it marketing efficiency? Or is it the upsell opportunity that you discussed?

Second I guess there seems to be a lot consumers that have churned off or a lot of dollars that seem to be in dispute. Have you done any sort of analysis of where these consumers have gone to? Whether they have gone back to their original phone plan or stuck with that carrier? Have you dug into any detail or done any testing of all the subs in dispute where they are and whether they actually moved over to that new carrier or not?

Andy Zeinfeld —InPhonic—President

That’s a lot of questions there. No. 1, the vast majority of these customers did not deactivate. They’re — we believe that they are still on the system. It is our job to be able to give the documentation and prove that these are monies that are owed to us.

There has been a tremendous amount of work done over the last 60 days getting this information together. You have to understand that the carrier systems are as complicated as our systems and getting the information matched is difficult. It takes time.

The key for us is doing it accurately, doing it timely and making sure that we have the information in a format that we can provide to the carriers that they understand equally as well.

David Steinberg —InPhonic—Chairman and CEO

The complexity of the carrier commissioning systems I will remind you are — you have got some of these carriers have cobbled together sometimes 10 different acquisitions to build their national footprint. They still run multiple geographic point of sales systems that roll into multiple commissioning systems. As those commissioning systems roll statements together we get, for example on some activations, we get paid part of the money but not all of the money. In other activations you get paid nothing and it’s just not matching.

In the past when we were smaller and, really, all of our problems stem from growing the business 6000% over the last six years per year. The reality is that as the transactional growth has gotten there, if you used to bleed out 4 or 5% of commissions five or six years ago, it was not a lot of money.

Now it’s tens of millions of dollars and that is one of the reasons we have put Andy in charge of this. One of the groups he ran at Radio Shack was the Reconciliation Group as a part of his carrier commissioning systems.

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FINAL TRANSCRIPT

Jun. 01. 2007 / 9:00AM ET, INPC - Q1 2007 InPhonic, Inc. Earnings Conference Call

Greg Cole —InPhonic—SVP—Corporate Treasurer

One other thing which I think is important is just as an operational nuts and bolts thing. We actually have built some internal databases and systems that we hadn’t had before which just allows us to better analyze the data that we have because of the complexity David has mentioned. We — it requires a lot larger of an effort because we are getting paid on multiple plans. Different rates. Things like that.

So even the ability to do better analysis through database mining is something that we weren’t doing as good a job of as we would have liked. Those are things that we have begun and those new persons are helping. So I think all of those things will provide some immediate improvement.

David Steinberg —InPhonic—Chairman and CEO

So for example to further emphasize what Greg was just saying, you might get paid on one particular customer, an activation commission. A revenue multiple of the feature they activated. A revenue multiple of whatever data plan they activated, co-op fees and market development funds on that one activation. So if you are doing 30,000 activations with one carrier you could have to reconcile as much as 150,000 to 200,000 commission points on that one carrier. And we just had not focused on the way we should have and that is one of the reasons I’m so excited to now have Andy in charge of it because he is going to really be able to take that to the next level.

That being said, you know, you hate to say this, but at the end of the day if anything good came out of this process, it was learning how to better manage our financial operations on a going-forward basis and save money on a number of areas that we were spending money that was not returning the results we needed. Next question.

Operator

Steve Mather from SMH Capital.

Steve Mather —SMH Capital—Analyst

As a rule it is good to be forward-looking, but I just want to spend a moment on 2006 because that’s the basis for predicting the future here.

Operating profit was obviously a loss of $63 million. That’s a pretty good-sized hole. I’m just wondering in hindsight now, a couple of things. What’s really prevented you from already implementing some of these changes? And where do you really see most of the muscle coming from? Is it sort of internal control systems? Is it marketing returns? You talked about marketing ROI before.

You know, different strategies, different websites etc., white label partners. What has prevented you — looking from an ‘06 basis what has prevented you already? And then where do you see the juice coming from?

Greg Cole —InPhonic—SVP—Corporate Treasurer

I’ll start. In my opinion I think one of the things that we have done is just changed the focus of the way we want to manage this business and focus a little less on things like EBITDA and more on things like cash flow and profitability.

At the end of the day, those are the metrics that are most important in driving our business. So we are — I hate to say it but the focus is really trying to manage it all the way through to the bottom line so that we can get the greatest profitable return out of each of the sales that we do. So I think some of it has been focus.

Andy Zeinfeld —InPhonic—President

I will also say just from a marketing perspective had you not had to reverse all these revenues, our sales and marketing cost would have been down dramatically in ‘06 from ‘07 and to ‘06. And had we known at the time that we were going to have to recognize these revenues on a cash basis versus an accrual basis we would have rightsized other things we were doing in the business. And we would have focused much more handedly on it. So I echo Greg’s opinion on focus.

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FINAL TRANSCRIPT

Jun. 01. 2007 / 9:00AM ET, INPC - Q1 2007 InPhonic, Inc. Earnings Conference Call

I think the most important thing we need to do going forward is focus on getting our marketing costs down as a percentage of revenues, which we continue to do and have been very effective in doing in ‘07. If you — I’m sorry — no in ‘07 is first quarter because I’ve seen the numbers. So the reality is effective at getting the cost down.

The other things that I think that we need to do is we need to focus on not spending as much money on CapEx. That doesn’t affect EBITDA or net income that it certainly affects cash flow. And we have looked at a number of the projects internally and said wow, in some cases we had people who were no longer working with the Company had been hired back as consultants by individual business divisions and were being paid exorbitant rates per hour on projects that were rightly capitalizing. None of the review came up with any problems in the way we were allocating that capitalized labor.

But it’s just the project was not going to return the type of ROI for the investment we were making for what I think the cash flow was costing us. So those were decisions we made and then of course we just did a 10% headcount reduction, which is going to take our cost down and that was something you don’t like doing as a business. But it was something we felt was the right thing to do as we move to focusing on profitability and cash flow.

Operator

Sameet Sinha from Kaufman Brothers.

Sameet Sinha —Kaufman Brothers—Analyst

A couple of things. In your 10-K you detailed that your cash balance came down in the first quarter. So $14 million in stock back. How many shares do you actually buy back?

David Steinberg —InPhonic – Chairman and CEO

Our average price was in the 10 to 11 range.

Sameet Sinha —Kaufman Brothers—Analyst

In terms of the deactivation rates that seem to have crept up a little. Can you talk to that?

Andy Zeinfeld —InPhonic—President

The deactivation return rate crept up just a point or so. Mostly based on marketing and partnership relationships. We did find that a few of the marketing partners that we puton last year had a higher deactivation rate than we originally expected. We pared some of those guys back, but it’s only up a point or two. We are actually okay with where it is.

Our goal is to continue to bring that down and we do expect to bring it down handedly this year once again as we focus on cash flow and EBITDA.

Sameet Sinha —Kaufman Brothers—Analyst

Next question very quickly, in terms of the changes in accounting does that impact your (inaudible) revenue calculation as well? And the follow-up, can you give a breakdown of EBITDA guidance between the core and the (inaudible) business?

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FINAL TRANSCRIPT

Jun. 01. 2007 / 9:00AM ET, INPC - Q1 2007 InPhonic, Inc. Earnings Conference Call

Greg Cole —InPhonic—SVP—Corporate Treasurer

We are actually going to provide those breakdowns that you are looking for when we do the first quarter call, but what I will tell you about the overall impact on residuals is that we continue to see the residuals being extremely strong. There were very minor adjustments if any to the residual strains that we booked. So I still feel very strongly about our ability to continue to make that a big driver for this business.

David Steinberg —InPhonic—Chairman and CEO

Yes I don’t recall anything being impacted. If anything it was a few dollars. But the reality is that, no, we don’t expect it to affect it going forward. And residuals will make up a substantially larger percentage of our EBITDA than originally expected. We are going to see residuals be higher dollarwise than we originally expected when we put out the breakout between the two. But a larger portion of the core business is going to be pushed from ‘07 into ‘08 and that is how we ended up with guidance in the 26 to 30 range for the year versus our original guidance.

Sameet Sinha —Kaufman Brothers—Analyst

One final question, you went over certain ARPU details in terms of satellite customers and wireless customers. If I understand, your residual revenue average that you get, currently you say $2 per month per subscriber. That’s a percentage of ARPU? And can you talk about the impact as more the — you know as people take on more data plan, more (inaudible) how should we expect to say that going up?

Greg Cole —InPhonic—SVP—Corporate Treasurer

Well you have it moving in the the directions. On some of our customers we are seeing substantially higher than $2.00. In fact, in some cases you are seeing as much as $3.00 to $5.00. In some customers you are seeing as low as $1.00 based on family plans.

So we think the blended average will continue to be in the approximately 2% range but slightly below as we add more family plans. When we say slightly we mean slightly.

Operator

Bob Lee from Sidoti & Co.

Bob Lee —Sidoti & Co.—Analyst

Do you have any updates on the, I guess getting the final carriers onto the residual plans? Any kind of news on that?

Andy Zeinfeld —InPhonic—President

We continue to work on adding additional carriers to our residual model. At this time there is nothing to announce. We have five of the six major carriers already involved in the program.

Bob Lee —Sidoti & Co.—Analyst

What is the schedule that you have in place for retaining a permanent CFO?

David Steinberg —InPhonic—Chairman and CEO

We have retained a recruiting firm already and are working diligently on bringing a new one in. We take it very, very seriously.

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FINAL TRANSCRIPT

Jun. 01. 2007 / 9:00AM ET, INPC - Q1 2007 InPhonic, Inc. Earnings Conference Call

Bob Lee —Sidoti & Co.—Analyst

This next question is going to go historically and go into ‘07. Is that —? Concerning the accounts receivables since you mentioned that you need to I’d guess crosscheck your database against the carrier activations and the carrier databases. When you submit these requests to the carriers, for lack of a better term, do you see that the carriers will need to crosscheck again and when you see that cash conversion coming into play? Is it going to be at the end of this year or is there some occurring right now?

David Steinberg —InPhonic—Chairman and CEO

We did collect some this quarter. We say some it was into the millions and we expect — but I expect to see and I will defer to Greg and Andy. Most of this is coming in the third and fourth quarter. We do call those disputes so what happens is we go back with the dispute. We have reconciled it. The carrier does need to then verify that reconciliation and that is a time-consuming process.

Greg Cole —InPhonic—SVP—Corporate Treasurer

Yes. Basically since we are almost done with the second quarter you can assume this is coming in the third and fourth.

David Steinberg —InPhonic—Chairman and CEO

Go ahead? anything?

Bob Lee —Sidoti & Co.—Analyst

Yes. There’s one more. Concerning the $2 million that you had announced as a savings in terms of third quarter, I guess can you kind of — ?

David Steinberg —InPhonic—Chairman and CEO

That was per month.

Bob Lee —Sidoti & Co.—Analyst

Per month. Can you go into detail as to what the savings are? Is it from the employee reductions that you did?

David Steinberg —InPhonic—Chairman and CEO

Yes it’s with — Greg you take it.

Greg Cole —InPhonic—SVP—Corporate Treasurer

Essentially you are going to see a big impact from reducing our CapEx and then there’s also impacts on improving our sales and marketing spend. There’s just some things there that we felt were not as profitable as other avenues of our marketing efforts. And then lastly there is a piece for G&A. In fact the smallest portion of it is in fact the headcount reduction piece.

David Steinberg —InPhonic—Chairman and CEO

So just to put it in perspective one of the reasons you are seeing us grow the business a little more slowly than we originally thought was not just the counting differentiation, although that is probably 90% of it. It was also looking at some marketing investment we were making and saying, “Okay, paid this is not giving us profitable growth. It is just giving us growth.”

So the reality is that I think we made the right decisions on that $2 million a month to drive not just to EBITDA of $26 million to $30 million this year but also be free cash flow positive from the third quarter on. And we are looking forward to achieving that.

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FINAL TRANSCRIPT

Jun. 01. 2007 / 9:00AM ET, INPC - Q1 2007 InPhonic, Inc. Earnings Conference Call

Bob Lee —Sidoti & Co.—Analyst

Lastly, you hit on the selling and marketing. Is the — I guess, David, you had mentioned that the first quarter you saw significant or I mean you saw some benefit in the — ?

David Steinberg —InPhonic—Chairman and CEO

I didn’t say significant.

Bob Lee —Sidoti & Co.—Analyst

Yes I changed my terms there. Benefits in the marketing as a percentage of revenue. I guess is that really because of how you look at the growth generated by the marketing and if you can, can you give us more detail as to how your analysis is that got you to that conclusion?

David Steinberg —InPhonic—Chairman and CEO

We look at it as a cost for acquisition.

Andy Zeinfeld —InPhonic—President

On an absolute basis.

Greg Cole —InPhonic—SVP—Corporate Treasurer

So you are effectively looking at those marketing efforts that are not producing the (inaudible) acquisition — acquisition cost is the most desirable for us.

David Steinberg —InPhonic—Chairman and CEO

We are taking those guys out and have and started that a few months ago.

Bob Lee —Sidoti & Co.—Analyst

The question here is that you had mentioned in 2005 that that was the activity that you were going to look into for ‘06. What’s different between that point and today?

David Steinberg —InPhonic—Chairman and CEO

Our cost for acquisition was down 50% in ‘06 from ‘07. So the percentage of revenue will deviate based on the revenues we are moving from an accrued basis to a cash basis. But the absolute dollar cost per customer acquisition was down dramatically in ‘06. In ‘06 from ‘05.

We believe it will be down again in ‘07 from ‘06. So, obviously, the percentage that it represents of revenue is moving around now based on moving these dollars from an accrual basis to a cash basis. But that is the only thing affecting the marketing costs. It is more of an optics issue. From an absolute dollars to acquire customers, our cost was down substantially in ‘06 from ‘05.

Operator

George Grose from American Capital.

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FINAL TRANSCRIPT

Jun. 01. 2007 / 9:00AM ET, INPC - Q1 2007 InPhonic, Inc. Earnings Conference Call

George Grose —American Capital—Analyst

Can you talk a little bit about where your 10% headcount reduction — where that is going to be, across which segment or so?

David Steinberg —InPhonic—Chairman and CEO

It’s already completed. We already did it. And let me just further say that we believe that all the headcount reduction that we needed to take has been completed at this time.

That being said, most of it came from a dispersed area across the Company. Every division in the Company really looked at it. One of the things we looked at was, attempted to do it in the most Six Sigma way possible. We do do annual performance reviews. They did play a major part in the people who were let go even though they were great people; and we think everybody who is here was doing a very good job as it relates to their functionality. But I would say for the most part IT, which is the largest expense in the Company, bear the most financial weight but not by dramatic percentages.

Operator

That concludes the question-and-answer session for today. I would like to turn the conference back over to Mr. David Steinberg for any additional or closing remarks.

David Steinberg —InPhonic—Chairman and CEO

Once again, I want to apologize to everybody who was involved in this Company from a shareholder and an employee and a stakeholder prospective. This is not something that we wanted to have happen. We are sorry it happened.

The good news is we believe we have put this chapter behind us which we are very happy about. This has been a very long and very time-consuming process for management to get through this. Everybody worked, I would tell you, night and day to get this done for you guys and for us.

So we are very glad to have it behind us. If we can make some lemonade out of lemons we have learned a lot about how to better operate this business. We are moving people into places like Andy and Bryan and Greg and George so that they can be successful and help us go to the next level with the business.

We feel that the operations of the business quite frankly have not changed. The transaction volumes are there. The residuals are growing. Our strategy to move from one-time revenues to residual revenues is really paying off. But obviously this has been a big bump in the road and we are glad to be moving past it. Thank you very much.

Operator

Once again, ladies and gentlemen, this will conclude today’s conference. We thank you for your participation. You may now disconnect.

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FINAL TRANSCRIPT

Jun. 01. 2007 / 9:00AM ET, INPC - Q1 2007 InPhonic, Inc. Earnings Conference Call

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